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                                                                    Exhibit 3.18

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                       UBS PREFERRED FUNDING COMPANY LLC V

                  This LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of UBS Preferred Funding Company LLC V. is entered into by UBS AG, a bank organized under the laws of Switzerland (the "Member").

                  The Member, by execution of this Agreement, hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. Section 18-101, et seq.), as amended from time to time (the "Act"), and hereby agrees as follows:

                  1. Name. The name of the limited liability company formed hereby is UBS Preferred Funding Company LLC V. (the "Company").

                  2. Certificates. Jonathon A. Redwood, as an authorized person within the meaning of the Act, shall execute, deliver and file the Certificate of Formation with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an authorized person shall cease and the Member shall thereafter be designated as an authorized person within the meaning of the Act. The Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

                  3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

                  4.       Powers.

                  (a) In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

                           (i) acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

                           (ii) act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

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                           (iii)    take any and all actions necessary,
         convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

                           (iv) operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

                           (v)      borrow money and issue evidences of
         indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

                           (vi) invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

                           (vii) prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

                           (viii) enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

                           (ix) employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

                           (x) enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

                           (xi) do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

                  (b) Notwithstanding anything in this Agreement to the contrary, without the need for consent of the Member, any Director or any Officer, the Company is authorized to:

                           (i) issue noncumulative company preferred securities and invest such proceeds in subordinated notes issued by the Cayman Islands branch of the Member;

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                           (ii)     issue common limited liability company
         interests; and

                           (iii) issue a prospectus pursuant to which the securities listed in (i) and (ii) may be offered, and negotiate and execute an underwriting agreement pursuant to which the securities listed in (i) may be distributed; and the Member or any Officer may, on behalf of the Company, execute and deliver, and cause the Company (A) to perform its obligations under, (B) to satisfy any conditions required to be satisfied by the Company as a condition precedent to the effectiveness of, and (3) to take such other actions as such Member or Officer may deem appropriate with respect to such documents.

                  5. Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined by the Member.

                  6. Registered Office. The address of the registered office of the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

                  7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

                  8. Members. The name and the mailing address of the Member is set forth in the records of the Company.

                  9. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

                  10. Capital Contributions. The Member is deemed admitted as the Member of the Company upon its execution and delivery of this Agreement. The Member will contribute $100.00 to the Company.

                  11. Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, a Member may make additional capital contributions to the Company with the written consent of the Member.

                  12. Allocation of Profits and Losses. The Company's profits and losses shall be allocated to the Member.

                  13. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the

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Act or other applicable law.

                  14. Management. In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Member has the authority to bind the Company.

                  15. Directors and Officers. The Member may, from time to time as it deems advisable, appoint directors of the Company ( the "Directors") and officers of the Company (the "Officers") and assign in writing titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 15 may be revoked at any time by the Member.

                  16. Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

                  17. Exculpation and Indemnification. No Member, Director or Officer shall be liable to the Company, or any other person or entity who has an interest in the Company, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member, Director or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer by this Agreement, except that a Member, Director or Officer shall be liable for any such loss, damage or claim incurred by reason of such Member's, Director's or Officer's willful misconduct. To the fullest extent permitted by applicable law, a Member, Director or Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member, Director or Officer by reason of any act or omission performed or omitted by such Member, Director or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Director or Officer by this Agreement, except that no Member, Director or Officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member, Director or Officer by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 17 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

                  18. Assignments. A Member may assign in whole or in part its limited liability company interest with the written consent of the Member. If a Member transfers all of its interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior

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to the transfer, and, immediately following such admission, the transferor
Member shall cease to be a member of the Company.

                  19. Resignation. A Member may resign from the Company with the written consent of the Member. If a Member is permitted to resign pursuant to this Section, an additional member shall be admitted to the Company, subject to Section 20, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

                  20. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.

                  21.      Dissolution.

                           (a) The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) the retirement, resignation or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company unless the business of the Company is continued in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution under
         Section 18-802 of the Act.

                           (b) The bankruptcy of the Member will not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

                           (c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

                  22. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

                  23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

                  24. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

                  25. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights

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and remedies being governed by said laws.

                  26. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

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                  IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the 12th day of December, 2002. Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of December 12, 2002.

                                                UBS AG

                                                By:  /s/ Robert Dinerstein
                                                     ---------------------------
                                                     Name:   Robert Dinerstein
                                                     Title:  Managing Director

                                                By:  /s/ Robert Mills
                                                     ---------------------------
                                                     Name:   Robert Mills
                                                     Title:  Chief Financial
                                                             Officer -- Americas
                                                             and Regional Chief
                                                             Operating Officer

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